Exhibit Index

EXHIBIT NO. (99) Press release, dated October 23, 2006 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RECORD INCOME AND SALES
COUPLED WITH A DIVIDEND DECLARATION
FOR THE THIRD QUARTER OF 2006

Bluffton, Indiana - October 23, 2006 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported record third quarter 2006 net income of $16.8 million, an increase of 27 percent from $13.2 million for the same period a year ago. The Company reported record third quarter diluted earnings per share of $0.72, an increase of 26 percent compared to 2005 third quarter earnings per share of $0.57.

Third quarter sales were a record $166 million, an increase of $47 million or 39 percent from the same quarter of 2005. Sales attributable to acquisitions, primarily the Little Giant Pump Company, contributed approximately $26.5 million during the third quarter. Third quarter sales, excluding the incremental sales from acquisitions were still a record at $139 million, an increase of $20 million or 17 percent on a comparable basis to last year. The record sales were primarily driven by continued increased demand for Franklin products sold to distributor customers.

Global Water Systems sales (exclusive of the Little Giant acquisition) grew by 15 percent during the quarter. This sales growth occurred in spite of a North American industry-wide slowdown that became evident during the last half of the third quarter attributable to softness in new residential housing construction.

The Fueling Systems global business continued its rapid organic growth. Sales were up 30 percent in the quarter driven by strong demand across all product lines and geographic regions.

For third quarter 2006, operating earnings were $26.5 million, up $6.3 million or 31 percent compared to $20.2 million a year ago. Gross profit margin for the quarter was 33.5 percent compared to 33.9 percent for the prior year. The modest reduction in gross profit margin was caused by timing delays between raw material cost increases and market price increases. The Company implemented price increases during the last half of the quarter which offset the increased cost of copper, steel, and other raw materials. Selling and administrative expenses increased primarily due to the inclusion of Little Giant and other selling expenses related to the Company’s distributor direct sales strategy for North America.

Scott Trumbull, Chairman and Chief Executive Officer, stated: “During the third quarter we continued to make progress on our strategy to increase our sales and earnings growth rate by vertically integrating and selling our products direct to distributors. In September, we took an important step to reinforce this strategy by beginning the roll-out of our TRI-SEAL submersible pump product line, (patent pending). We believe TRI-SEAL offers the best overall performance in the market and will help enable us to continue our rapid submersible pump growth into 2007. We are also encouraged by the growing business base that we are establishing with distributors. Franklin Water Systems has now solidified direct submersible motor supply relationships with virtually every major pump specialty distributor in North America. While shipments of submersible electric motors are up 21 percent in North America for the first nine months of 2006, we believe that a majority of this growth is attributable to inventory stockpiling by OEM customers in response to our previously announced distribution plans for 2007. Although we are concerned that this stockpiling will eventually have a one-time impact on our sales volume, we believe that our strategy change is being implemented effectively. This is being confirmed by the growth and strength of our water systems distribution channel customer relationships.”

“We are very pleased that our Fueling System business continues to grow and become a more significant part of the company. In September, we announced the acquisition of Healy Systems, a leading manufacturer of gasoline vapor control equipment. We anticipate rapid growth for the Healy product line, due in part to environmental initiatives in California and other states which mandate vapor emission controls.”

It was also announced today that the Board of Directors declared a quarterly cash dividend of eleven cents per share payable November 16, 2006 to shareowners of record on November 2, 2006.

Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Third Quarter Ended		Nine Months Ended
	Sept.30,	Oct. 1	Sept. 30,	Oct. 1,
	2006	2005	2006	2005

Net sales	$165,652	$119,043	$439,301	$325,014

Cost of sales	110,219	78,720	293,509	217,792

Gross profit	55,433	40,323	145,792	107,222

Selling and administrative expenses	28,972	19,072	78,213	55,320

Restructuring expense	-	1,039	-	1,749

Operating income	26,461	20,212	67,579	50,153

Interest expense	(1,093)	(198)	(2,362)	(553)
Other income	329	204	1,389	545
Foreign exchange gain	173	239	47	207

Income before income taxes	25,870	20,457	66,653	50,352

Income taxes	9,087	7,211	23,729	17,750

Net income	$16,783	$13,246	$42,924	$32,602

Net income per share:
Basic	$0.73	$0.59	$1.88	$1.47
Diluted	$0.72	$0.57	$1.84	$1.41

Weighted average shares and equivalent
shares outstanding:
Basic	22,953	22,274	22,790	22,152
Diluted	23,390	23,187	23,287	23,147

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Sept. 30,	Dec. 31,
	2006	2005

ASSETS:

Cash and equivalents	$29,996	$52,136
Investments	-	35,988
Receivables	53,178	30,165
Inventories	110,338	70,381
Other current assets	18,077	14,350
Total current assets	211,589	203,020

Property, plant and equipment, net	112,705	95,732
Goodwill and other assets	190,084	81,010
Total assets	$514,378	$379,762

LIABILITIES AND SHAREOWNERS' EQUITY:

Current maturities of long-term
debt and short-term borrowings	$11,298	$1,303
Accounts payable	29,238	26,409
Accrued liabilities	50,090	36,310
Total current liabilities	90,626	64,022

Long-term debt	62,122	12,324
Deferred income taxes	4,784	4,296
Employee benefit plan obligations	26,823	25,830
Other long-term liabilities	5,536	5,728

Shareowners' equity	324,487	267,562
Total liabilities and shareowners' equity	$514,378	$379,762

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Sept. 30,	Oct. 1,
	2006	2005

Cash flows from operating activities:
Net income	$42,924	$32,602
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	13,657	11,581
Stock based compensation	2,108	-
Deferred income taxes	1,809	616
Loss/(gain) on disposals of plant and equipment	(87)	69
Changes in assets and liabilities:
Receivables	(4,331)	(4,057)
Inventories	(6,378)	(10,387)
Accounts payable and other accrued expenses	(2,125)	(41)
Accrued income taxes	7,429	5,780
Excess tax from share-based payment arrangements	(5,683)	-
Employee benefit plans	712	1,215
Other, net	(3,338)	671
Net cash flows from operating activities	46,697	38,049
Cash flows from investing activities:
Additions to plant and equipment	(15,421)	(10,374)
Proceeds from sale of plant and equipment	323	1,054
Additions to other assets	(293)	(5,083)
Purchases of securities	(63,500)	(150,489)
Proceeds from sale of securities	99,488	128,473
Cash paid for acquisitions, net of cash acquired	(158,028)	(8,509)
Net cash flows from investing activities	(137,431)	(44,928)
Cash flows from financing activities:
Additions to long-term debt	130,000	-
Repayment of long-term debt	(70,219)	(213)
Proceeds from issuance of common stock	9,731	11,739
Excess tax from share-based payment arrangements	5,683	-
Purchases of common stock	(198)	(12,318)
Reduction of loan to ESOP Trust	232	233
Dividends paid	(7,304)	(6,203)
Net cash flows from financing activities	67,925	(6,762)
Effect of exchange rate changes on cash	669	(1,567)
Net change in cash and equivalents	(22,140)	(15,208)
Cash and equivalents at beginning of period	52,136	50,604
Cash and equivalents at end of period	$29,996	$35,396